Exhibit 10.2

SCRIPPS TAX MATTERS AGREEMENT

Dated as of July 30, 2014

by and among

THE E. W. SCRIPPS COMPANY,
on the one hand,

and

DESK SPINCO, INC. and BOAT NP NEWCO, INC.,
on the other hand

		Page

ARTICLE I
DEFINITIONS AND STANDARDS
SECTION 1.01.	Definitions	2
SECTION 1.02.	General Interpretive Principles	13
SECTION 1.03.	Applicable Standards	14
ARTICLE II
U.S. CONSOLIDATED FEDERAL INCOME TAX LIABILITIES
SECTION 2.01.	Affiliation Years	14
SECTION 2.02.	2015 Taxable Year	15
SECTION 2.03.	U.S. Federal Alternative Minimum Tax	17
ARTICLE III
U.S. COMBINED STATE AND LOCAL INCOME TAX LIABILITIES
SECTION 3.01.	Returns Covered	18
SECTION 3.02.	Liability of Scripps Spinco	18
SECTION 3.03.	Operating Losses	18
SECTION 3.04.	Short-Year State and Local Returns	18
SECTION 3.05.	Estimated Taxes, Etc	18
SECTION 3.06.	Adjustments	19
ARTICLE IV
SEPARATE TAX RETURN OBLIGATIONS
SECTION 4.01.	Scripps Spinco Tax Liability	19
SECTION 4.02.	Scripps Tax Liability	19
SECTION 4.03.	Separate Return Adjustments	19
ARTICLE V
TAX-FREE STATUS OF DISTRIBUTION
SECTION 5.01.	Tax-Free Status Opinion, Etc	20
SECTION 5.02.	Maintaining Status of Active Business	20
SECTION 5.03.	Limits on Proposed Acquisition Transactions	20
SECTION 5.04.	Indemnity	22
ARTICLE VI
CARRYOVER AND CARRYBACK ITEMS
SECTION 6.01.	Carryovers to Post-Affiliation Years	24
SECTION 6.02.	Carrybacks from Post-Affiliation Years	25

(continued)

		Page

ARTICLE VII
U.S. FEDERAL INCOME TAX ADJUSTMENTS
SECTION 7.01.	Determination	25
SECTION 7.02.	Payments	26
SECTION 7.03.	Procedures	26
SECTION 7.04.	Intercompany Adjustments	26
ARTICLE VIII
INCOME TAX PROCEEDINGS
SECTION 8.01.	Notice	27
SECTION 8.02.	Scripps Spinco and Scripps Issues	27
SECTION 8.03.	Procedures	27
SECTION 8.04.	Forum for Judicial Proceedings	28
ARTICLE IX
PAYMENTS
SECTION 9.01.	Reporting of Indemnity Payments, Etc	29
SECTION 9.02.	Interest on Late Payments	29
ARTICLE X
TAX RETURNS
SECTION 10.01.	Cooperation and Furnishing of Tax Return Information	30
SECTION 10.02.	Preparation of Tax Returns	31
ARTICLE XI
POST AFFILIATION YEARS AND POST COMBINED YEARS
SECTION 11.01.	Returns	31
SECTION 11.02.	Actions or Transactions	32
SECTION 11.03.	Proposed Adjustments	32
ARTICLE XII
BOOKS AND RECORDS
SECTION 12.01.	Retention Period	32
SECTION 12.02.	Record Retention Policy	32
SECTION 12.03.	Tax Attributes	32
SECTION 12.04.	Apportionment of Earnings and Profits and Tax Attributes	33

(continued)

		Page

ARTICLE XIII
COMPENSATION AND EMPLOYEE BENEFITS
SECTION 13.01.	General	33
SECTION 13.02.	Stock-Based Awards	33
SECTION 13.03.	Reporting of Deductions	33
SECTION 13.04.	Employment Taxes and Tax Reporting	34
ARTICLE XIV
NEWCO’S OBLIGATIONS
SECTION 14.01.	Newco’s Obligations	34
ARTICLE XV
PROTECTIVE SECTION 336(e) ELECTION
SECTION 15.01.	Protective Section 336(e) Election	34
SECTION 15.02.	Protective Section 336(e) Election Indemnification	34
ARTICLE XVI
MISCELLANEOUS
SECTION 16.01.	Notices	35
SECTION 16.02.	Complete Agreement; Representations	36
SECTION 16.03.	Amendment, Modification, or Waiver	37
SECTION 16.04.	Severability	37
SECTION 16.05.	No Double Recovery	37
SECTION 16.06.	Costs and Expenses	37
SECTION 16.07.	No Assignment; Binding Effect; No Third-Party Beneficiaries	38
SECTION 16.08.	Headings	38
SECTION 16.09.	Counterparts	38
SECTION 16.10.	Governing Law	38
SECTION 16.11.	Disputes	38

SCRIPPS TAX MATTERS AGREEMENT

THIS SCRIPPS TAX MATTERS AGREEMENT (this “Agreement”) is dated as of the 30th day of July, 2014, by and among (i) The E. W. Scripps Company, an Ohio corporation (“Scripps”), on the one hand, and (ii) Desk Spinco, Inc., a Wisconsin corporation and an indirect subsidiary of Scripps (“Scripps Spinco”), and Boat NP Newco, Inc., a Wisconsin corporation (“Newco”), on the other hand.  Capitalized terms used in this Agreement are defined as set forth in Section 1.01.

WHEREAS, the Board of Directors of Scripps has determined that it is in the best interests of Scripps to separate the newspaper business of Scripps and the broadcast business of Scripps (the “Distribution”), on the terms and subject to the conditions set forth in the Master Transaction Agreement, in order (i) facilitate the acquisitions described in the Master Transaction Agreement, consistent with regulatory requirements, (ii) allow for more tailored management incentives, (iii) increase the per-share combined value of the separated companies, (iv) separate businesses with differing strategic directions, (v) eliminate existing constraints regarding capital allocation, (vi) concentrate management focus, (vii) accommodate differing shareholder bases, and (vii) achieve other corporate business purposes including “fit-and-focus” benefits;

WHEREAS, in order to effectuate the foregoing, Scripps, Scripps Media, Inc., a Delaware corporation and wholly owned subsidiary of Scripps (“SMI”), Scripps Spinco, Desk NP Operating, LLC, a Wisconsin limited liability company and wholly owned subsidiary of SMI (“SNOC”), Desk BC Merger LLC, a Wisconsin limited liability company and wholly owned subsidiary of Scripps (“Scripps LLC”), Journal Communications, Inc., a Wisconsin corporation (“Journal”), Boat Spinco Inc., a Wisconsin corporation and wholly owned subsidiary of Journal (“Journal Spinco”), Newco, Desk NP Merger Co., a Wisconsin corporation and wholly owned subsidiary of Newco (“Scripps Newspaper Merger Co.”) and Boat NP Merger Co., a Wisconsin corporation and wholly owned subsidiary of Newco (“Journal Newspaper Merger Co.”) have entered into a Master Transaction Agreement, dated as of July 30, 2014 (the “Master Transaction Agreement”), pursuant to which and subject to the terms and conditions set forth therein, the Scripps Spinco  Business shall be separated from the Scripps Business and pursuant to the Distribution, the Scripps Spinco Common Voting Shares shall be distributed on a pro rata basis to the holders of Scripps Class A Common Shares and Scripps Common Voting Shares;

WHEREAS, on the Distribution Date, Scripps Spinco and Journal Spinco will each be acquired directly or indirectly by Newco pursuant to the terms of the Master Transaction Agreement and Newco will be responsible for all obligations of Scripps Spinco pursuant to this Agreement;

WHEREAS, for U.S. federal income Tax purposes, through the Distribution Date, income of certain present and former members of the Scripps Spinco Group has been or will be included in Scripps Consolidated Returns;

WHEREAS, certain Scripps Spinco Combined Group members have filed or will file Combined Returns covering U.S. state and local income Taxes including as part of the Scripps Combined Return;
WHEREAS, Scripps Spinco and other members of the Scripps Spinco Group will cease to be members of the Scripps Group for U.S. federal income Tax purposes after the Distribution Date, and Scripps Spinco and other members of Scripps Spinco Combined Groups will cease to be members of the Scripps Combined Group for U.S. state and local income Tax purposes after the Distribution Date;

WHEREAS, the failure of the Distribution to have a Tax-Free Status or certain actions taken with respect to Scripps Spinco Capital Stock and Scripps Capital Stock could subject one or more of Scripps, SMI, Scripps Spinco and their shareholders to additional Tax costs in connection with the Distribution; and

WHEREAS, Scripps and Scripps Spinco desire in this Agreement to (i) set forth Tax allocation principles for Affiliation Years for U.S. federal income Tax purposes and Combined Years for U.S. state and local income Tax purposes, which, except to the extent provided herein, will supersede all prior policies and procedures governing the allocation of Taxes, (ii) define the effects upon the settlement and allocation of certain Tax liabilities and Tax benefits of transactions or developments that occur during taxable years commencing after the Distribution Date, (iii) set forth the responsibility for their respective stand-alone income and other Tax liabilities, and (iv) allocate liability for certain Tax costs that may be incurred in connection with the Distribution.

NOW, THEREFORE, in consideration of the foregoing, the promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Scripps, Scripps Spinco and Newco hereby agree as follows:

ARTICLE I
DEFINITIONS AND STANDARDS

SECTION 1.01. Definitions.  For all purposes of this Agreement, the following terms shall have the following meanings:

“2014 Excess Scripps Group Benefits” shall have the meaning assigned to it in Section 2.01.

“2014 Tax Liability” shall have the meaning assigned to it in Section 2.01

“2014 Taxable Year” shall have the meaning assigned to it in Section 2.01.

“2015 Excess Scripps Group Benefits” shall have the meaning assigned to it in Section 2.02.

“2015 Tax Liability” shall have the meaning assigned to it in Section 2.02.

“2015 Taxable Year” shall have the meaning assigned to it in Section 2.02.

“Adjusted Separate Scripps Group Federal Tax Liability” shall mean, with respect to an Affiliation Year, the aggregate Adjusted Separate Scripps Member Federal Tax Liability for that Affiliation Year of all members of the Scripps Group.
“Adjusted Separate Scripps Spinco Group Federal Tax Liability” shall mean, with respect to a member of the Scripps Spinco Group and with respect to an Affiliation Year, the U.S. federal income Tax liability of such member for the portion of the Affiliation Year during which such member also is a member of the Scripps Group, such liability being computed applying the Highest Federal Tax Rate, computed as if such member has always filed a U.S. federal income Tax Return separately from the other members of the Scripps Group (a “Scripps Spinco Member Return”), and applying such U.S. Tax laws and regulations as would have been applicable to the member of the Scripps Spinco Group if it had so filed separately, but not taking into account any items that are predicated on base amounts determined on a consolidated basis such as research Credits, subject to the following:

(i)            the member of the Scripps Spinco Group shall be treated as bound by all accounting methods, elections and other determinations adopted or made by Scripps for the Scripps Group for all Affiliation Years, including, but not limited to, determinations made in respect of carrybacks and carryovers;

(ii)            the member of the Scripps Spinco Group shall be permitted to reduce (but not below zero) its Adjusted Separate Scripps Spinco Member Federal Tax Liability for an Affiliation Year to the extent that the Scripps Group is able to reduce its U.S. federal income Tax liability in the Scripps Consolidated Return for such Affiliation Year by utilizing items of deduction, loss, or Credit such member for such Affiliation Year that such member would have been unable to utilize (in its taxable years ending on or before the Distribution Date) if it had always filed a Scripps Spinco Member Return separately from the Scripps Spinco Group (“Excess Items”); provided, that if there are any limitations in the ability of the Scripps Group to utilize items in the same category as such Excess Items in their entirety for such year, the Scripps Spinco Group shall be limited in the reduction of its Adjusted Separate Scripps Spinco Group Federal Tax Liability to its share of such Excess Items on a Proportionate Basis; provided, further, that if, pursuant to the above provisions, an Excess Item is not usable, in whole or in part, by the Scripps Group in one Affiliation Year, it may, pursuant to Section 7.03, be carried over or carried back as an Excess Item to any other Affiliation Year subject to the same limitations as above; and

(iii)            the taxable year of such member that begins on January 1, 2015 shall be treated as ending on the Distribution Date, and any items of income, gain, loss, deduction, or Credit of such member for the taxable year of such member that begins on the day after the Distribution Date shall be ignored; and

(iv)            the items of income, gain, loss, deduction, or Credit of such member that are taken into account shall not include (A) any items attributable to any deemed sale of the assets of such member pursuant to Section 336(e) of the Code, or (B) any items attributable to the settlement of the accounts described in Section 2.02(d)..

“Adjustment” shall mean, with respect to any Affiliation Year or Combined Year, any change in actual Tax liability from the Tax liability reported on a Scripps Consolidated Return or Scripps Combined Return (as the case may be), including changes attributable to amended Tax Returns, deficiencies asserted by a Taxing authority, overpayments, and claims for refund, and changes required by application of the Code and Treasury Regulations and Taxing authority audits, examinations, proceedings or litigation resulting from any of the foregoing events (collectively, “Adjustment Events”).
“Adjustment Events” shall have the meaning assigned to it in the definition of “Adjustment.”

“Affiliate” shall mean any entity that is directly or indirectly controlled by the person in question; provided, however, that for purposes of this Agreement, immediately after the Effective Time no member of the Scripps Spinco Group shall be deemed to be an Affiliate of any member of the Scripps Group, and not member of the Journal Group shall be deemed to be an Affiliate of any member of the Scripps Spinco Group.  For this purpose, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and the policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Affiliation Year” shall mean each taxable year of Scripps with respect to any portion of which any member of the Scripps Spinco Group joins Scripps in the filing of a Scripps Consolidated Return.

“AMT” shall have the meaning assigned to it in Section 2.03.

“Article VIII Taxes” shall have the meaning assigned to it in Section 8.03.

“Code” shall mean the Internal Revenue Code of 1986, as amended.  Any references herein to sections of the Code or Treasury Regulations promulgated thereunder shall include any successor provisions thereto.

“Combined Return” shall mean a combined, consolidated, or unitary U.S. state or local income, franchise, business activities or gross receipts Tax Return.

“Combined State” shall mean a U.S. state or locality requiring or permitting the filing of a Combined Return.

“Combined State Total Tax Liability” shall have the meaning assigned to it in Section 3.02.

“Combined Year” shall mean each taxable year of Scripps with respect to any portion of which any member of a Scripps Spinco Combined Group joins Scripps in the filing of a Scripps Combined Return.

“Credits” shall mean all of the credits against U.S. federal income Tax or, as applicable, against U.S. state or local Tax.  Credits shall include, but not be limited to, foreign Tax credits, research credits, low-income housing credits, investment Tax credits and targeted job credits.

“Designated Participant” shall have the meaning assigned to it in the Employee Matters Agreement.
“Distribution” shall mean the distribution on a pro rata basis to holders of issued and outstanding Scripps Class A Common Shares and Scripps Common Voting Shares, of all of the issued and outstanding Scripps Spinco Common Voting Shares (“Scripps Spinco Common Shares”), by means of a dividend of such Scripps Spinco Common Voting Shares to such shareholders.

“Distribution Date” shall mean the date on which the Distribution shall be effected, such date to be determined by, or under the authority of, the Board of Directors of Scripps in its sole and absolute discretion.

“Distribution Taxes” shall mean (i) any Taxes imposed on, or increase in Taxes incurred by, Scripps or any Scripps Affiliate, and any Taxes of a Scripps shareholder (or former Scripps shareholder) that are required to be paid or reimbursed by Scripps or any Scripps Affiliate, or by Scripps Spinco or any Scripps Spinco Affiliate, pursuant to a Final Determination; (ii) all professional fees and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies, including but not limited to, any amount paid by Scripps, any Scripps Affiliate, Scripps Spinco, or any Scripps Spinco Affiliate, as the case may be, in respect of the liability of shareholders, whether paid to shareholders, the IRS, any other Taxing authority, or any other Person, in each case, arising from the Distribution and related transactions failing to have Tax-Free Status in any manner, provided that Scripps shall have vigorously defended itself in any legal proceeding involving Taxes of a Scripps shareholder, without regard to whether such Taxes are offset or reduced by any Tax asset, Tax Item, or otherwise resulting from, or arising in connection with, the failure of the Internal Distribution or the Distribution to qualify as transactions in which no income, gain or loss is recognized pursuant to sections 355 and 368(a)(1)(D) of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to the Internal Distribution or the Distribution) or corresponding provisions of the laws of any other jurisdictions.  Any income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof) taking into account deductions for interest paid or accrued and other related Taxes, such as state and local Taxes.

“Effective Time” shall mean the time at which the Distribution occurs on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement of even date herewith by and among Scripps, Scripps Spinco, SNOC, Journal, Journal Spinco and Newco.

“Estimated State Taxes” shall have the meaning assigned to it in Section 3.06.

“Excess Items” shall have the meaning assigned to it in the definition of “Adjusted Separate Scripps Spinco Member Federal Tax Liability.”
“Excess Scripps Group Benefits” shall mean the amount by which the Parties agree that the Scripps Group was able to reduce its U.S. federal income Tax liability in the Scripps Consolidated Return for an Affiliation Year by use of any Excess Items that do not serve to reduce the Adjusted Separate Scripps Spinco Group Federal Tax Liability for such Affiliation Year, if zero, below zero (“Scripps Additional Excess Items”).  Use of Scripps Additional Excess Items shall otherwise be subject to the same limitations and other provisions applicable to the use of Excess Items, as determined by the Parties in good faith.

“Fifty-Percent or Greater Interest” shall mean a “50-percent or greater interest” for purposes of Sections 355(d) and (e) of the Code and the Treasury Regulations promulgated thereunder.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or section 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Foreign Attribute” shall mean any item of income, gain, loss or deduction or any asset or liability relevant to the computation of taxable income from sources without the United States and any item of Credit described in Section 901 or 902 of the Code (without regard to the limitation of Section 904 of the Code).

“Fraction” shall have the meaning assigned to it in Section 2.03(a).

“Group” shall mean the Scripps Group or the Scripps Spinco Group.

“Highest Combined Tax Rate” for the taxable year in question shall mean the sum of (i) the Highest Federal Tax Rate, and (ii) in the case of a corporation, the average, weighted by jurisdiction, of the highest U.S. state and local income, franchise, and gross receipts Tax rates that would be applicable to such a corporation (net of any U.S. federal income Tax benefit), or in the case of a Person other than a corporation, the highest U.S. state and local income Tax rates (net of any U.S. federal income Tax benefit) that would be applicable to such Person or the beneficial owner(s) of such Person.

“Highest Federal Tax Rate” for the taxable year in question shall mean (i) in the case of a corporation, the highest U.S. federal income Tax rate applicable to a corporation, or (ii) in the case of a Person other than a corporation, the highest U.S. federal income Tax rate that would be applicable to such Person or the beneficial owner(s) of such Person.

“Income Tax Benefit” shall mean the amount of the Tax savings realized by the applicable group, as determined by the Parties.  Such amount shall be determined by comparing (i) the actual U.S. federal income Tax liability and the corresponding U.S. state and local income Tax liability (net of any federal Tax benefit) of the applicable group for the taxable year in question without giving effect to the items in question with (ii) the actual U.S. federal income Tax liability and the corresponding U.S. state and local Tax liability (net of any federal Tax benefit) of the applicable group for such year after giving full effect to such items.  An Income Tax Benefit shall be deemed to be realized at the time that the applicable group receives a refund or credit for refund from the relevant Taxing authority.
“Income Tax Detriment” shall mean the amount of additional Tax incurred by the applicable group, as determined by the Parties.  Such amount shall be determined by comparing (i) the actual U.S. federal income Tax and the corresponding U.S. state and local Tax liability (net of any U.S. federal income Tax benefit) of the applicable group for the taxable year in question after giving full effect to the items in question with (ii) the actual U.S. federal income Tax and the corresponding U.S. state and local Tax liability (net of any U.S. federal income Tax benefit) of the applicable group without giving effect to such items.  Unless otherwise provided herein, an Income Tax Detriment shall be deemed to be incurred at such time as payment is made to the relevant Taxing authority upon a Final Determination of items in questions.  In computing the Tax liability of the Scripps Group for purposes of clause (i) of the second sentence of this definition or clause (ii) of the second sentence of the definition of “Income Tax Benefit” above, increases or decreases in the U.S. federal, state or local income Tax liability of the Scripps Group attributable to the effect on Scripps’ (or any Scripps subsidiary’s) basis in the stock of any member of the Scripps Spinco Group will not be taken into account.

“Internal Distribution” shall mean the distribution by SMI of all of the common stock of Scripps Spinco to Scripps.

“IRS” shall mean the U.S. Internal Revenue Service.

“Master Transaction Agreement” shall have the meaning assigned to it in the recitals to this Agreement.

“Minimum Tax Credit” shall have the meaning assigned to it in Section 2.03.

“Newco Common Stock” means the Common Stock, par value $0.01 per share, of Newco.

“Newco Director” shall have the meaning assigned to it in the Employee Matters Agreement.

“Newco Participant” shall have the meaning assigned to it in the Employee Matters Agreement.

“Newspaper Businesses” shall mean the business conducted directly or indirectly by Scripps Spinco or its Affiliates.

“NOLs” shall have the meaning assigned to it in Section 3.03.

“Parties” shall mean, collectively, Scripps, Scripps Spinco and Newco.

“Party” shall mean, individually, Scripps, Scripps Spinco or Newco.
“Person” shall mean an individual or a partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or other entity, without regard to whether such entity is treated as disregarded for U.S. federal income Tax purposes.

“Post-Affiliation Year” shall mean a taxable year of a member of the Scripps Spinco Group with respect to which such member does not join in the filing of a Scripps Consolidated Return.

“Post-Combined Year” shall mean a taxable year of a member of the Scripps Spinco Group with respect to which such member does not join in the filing of a Scripps Combined Return.

“Proportionate Basis” shall mean, with respect to an item or items attributable to a particular member or members of the Scripps Spinco Group, the determination of the portion of such items based on the total value of such items over the total value of all items in the same category for the entire Scripps Group for the same Affiliation Year of the Scripps Group, subject to any appropriate Adjustments thereto, as determined by the Parties.

“Proposed Scripps Group Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), as a result of which Scripps would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire through the acquisition of an option or otherwise, from Scripps and/or one or more holders of Scripps Capital Stock, an amount of Scripps Capital Stock that would, when combined with any other changes in ownership of Scripps Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise 14% or more of (A) the value of all outstanding Scripps Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding Scripps Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder.
“Proposed Scripps Spinco Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of transactions), as a result of which Newco or Scripps Spinco would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire through the acquisition of an option or otherwise, from Scripps Spinco and/or one or more holders of Scripps Spinco Capital Stock, an amount of Scripps Spinco Capital Stock that would, when combined with any other changes in ownership of Scripps Spinco Capital Stock pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise 4% or more of (A) the value of all outstanding Scripps Spinco Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (B) the total combined voting power of all outstanding Scripps Spinco Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder.

“RAR” shall have the meaning assigned to it in Section 8.03.

“Representation Letters” shall have the meaning assigned to it in Section 5.01.

“Scripps Additional Excess Items” shall have the meaning assigned to it in the definition of “Excess Scripps Group Benefits.”

“Scripps Affiliate” shall mean an Affiliate of Scripps other than Scripps Spinco and Scripps Spinco Affiliates.

“Scripps AMT Liability” shall have the meaning assigned to it in Section 2.03.

“Scripps Business” shall mean all businesses and operations of the Scripps Group, other than the Scripps Spinco Business.

“Scripps Capital Stock” shall mean all classes or series of stock of Scripps and all options, warrants, derivatives, rights to acquire stock, and other interests and instruments taken into account for purposes of determining a Fifty-Percent or Greater Interest in Scripps.

“Scripps Class A Common Shares” shall mean the Class A Common Shares, par value $0.01 per share, of Scripps.

“Scripps Combined Group” shall mean an affiliated group of corporations (as constituted from time to time) consisting of Scripps and one or more Affiliates of Scripps that files a Scripps Combined Return.

“Scripps Combined Return”  shall mean a Combined Return that is filed by Scripps on behalf of at least two of the following: (i) Scripps, (ii) one or more Affiliates of Scripps, (iii) Scripps Spinco, and (iv) one or more Affiliates of Scripps Spinco

“Scripps Common Voting Shares” shall mean the Shares, par value $0.01 per share, of Scripps.

“Scripps Consolidated Return” shall mean a consolidated U.S. federal income Tax Return filed by Scripps on behalf of the Scripps Group.
“Scripps Director” shall have the meaning assigned to it in the Employee Matters Agreement.

“Scripps Group” shall mean the affiliated group of corporations (as constituted from time to time), of which Scripps is the common parent, which Scripps determines will join in filing a Scripps Consolidated Return.

“Scripps Group State Tax Liability” shall have the meaning assigned to it in Section 3.02.

“Scripps Issues” shall have the meaning assigned to it in Section 8.02.

“Scripps Options” shall have the meaning assigned to it in the Employee Matters Agreement.

“Scripps Participant” shall have the meaning assigned to it in the Employee Matters Agreement.

“Scripps Restricted Share Units” shall have the meaning assigned to it in the Employee Matters Agreement.

“Scripps Spinco Affiliate” shall mean an Affiliate of Scripps Spinco.

“Scripps Spinco AMT Liability” shall have the meaning assigned to it in Section 2.03.

“Scripps Spinco Business” shall mean the business and operations conducted by the Scripps Spinco Group from time to time, whether prior to, at or after the Effective Time, including the business and operations conducted by the Scripps Spinco Group.

“Scripps Spinco Capital Stock” shall mean all classes or series of stock of Scripps Spinco and all options, warrants, derivatives, rights to acquire stock, and other interests and instruments taken into account for purposes of determining a Fifty-Percent or Greater Interest in Scripps Spinco.

“Scripps Spinco Combined Group” shall mean a group of corporations (as constituted from time to time) that join in the filing of a Scripps Combined Return and that consist of (i) Scripps Spinco (if Scripps Spinco is in existence at the time as of which the determination of such group is made), and (ii) the corporations that, immediately after the Distribution, are Affiliates of Scripps Spinco.  For the avoidance of doubt, the corporations described in clause (ii) of the immediately preceding sentence are members of the Scripps Spinco Combined Group even prior to the formation of Scripps Spinco.

“Scripps Spinco Common Voting Shares” shall mean the Common Voting Shares, par value $0.01 per share, of Scripps Spinco.

“Scripps Spinco Consolidated Return” shall have the meaning assigned to it in the definition of “Adjusted Separate Scripps Spinco Group Federal Tax Liability.”
“Scripps Spinco Group” shall mean the group of corporations (as constituted from time to time) that join in the filing of a Scripps Consolidated Return and that consist of (i) Scripps Spinco (if Scripps Spinco is in existence at the time as of which the determination of such group is made), and (ii) the corporations that, immediately after the Distribution, are Affiliates of Scripps Spinco.  For the avoidance of doubt, the corporations described in clause (ii) of the immediately preceding sentence are members of the Scripps Spinco Group even prior to the formation of Scripps Spinco.

“Scripps Spinco Group State Tax Liability” shall have the meaning assigned to it in Section 3.02.

“Scripps Spinco Issues” shall have the meaning assigned to it in Section 8.02.

“Scripps Spinco Member Return” shall have the meaning assigned to it in the definition of “Adjusted Separate Journal Spinco Member Federal Tax Liability”.

“Scripps Spinco Separate AMT” shall have the meaning assigned to it in 2.03.

“Scripps Spinco Unsettled Issues” shall have the meaning assigned to it in Section 8.03.

“Section 336(e) Election” shall have the meaning assigned to it in Section 15.01.

“Section 6.02 Claims” shall mean claims for refund attributable to items described in and filed pursuant to Section 6.02 of this Agreement.

“Tax” or “Taxes” shall mean any tax, assessment, duty, fee or other charge imposed or collected by any government or political subdivision thereof or any Taxing authority thereunder, including but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, premium, guarantee fund, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, minimum, alternative minimum, estimated or other tax (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax), and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” shall mean a United States law or accounting firm of national standing in the field of taxation selected by the Parties.

“Tax Contest” shall mean an audit, review, examination, contest or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any Party (including any administrative or judicial review of any claim for refund) for any Tax period.

“Tax-Free Status” shall mean the qualification of the Distribution and related transactions as a distribution in which no gain or loss is recognized, and no amount is includible in income, for U.S. federal income Tax purposes (other than intercompany items, excess loss accounts or other items required to be taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code).

“Tax-Related Losses” shall mean (i) all U.S. federal, state and local Taxes payable pursuant to any Final Determination or otherwise; (ii) all professional fees, and court costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies, including but not limited to, any amount paid by Scripps, any Scripps Affiliate, Scripps Spinco, or any Scripps Spinco Affiliate, as the case may be, in respect of the liability of shareholders, whether paid to shareholders, the IRS, any other Taxing authority, or any other person or entity, in each case, arising from the Distribution and related transactions failing to have Tax-Free Status in any manner.

“Tax Return” shall mean any Tax return (including any amended return), report, information return, election, notice or other document filed or to be filed with a Taxing authority, including any schedules or related or supporting information.

“TPIs” shall have the meaning assigned to it in Section 2.03.

“Transferring Scripps Employee” shall have the meaning assigned to it in the Employee Matters Agreement.

“Treasury Regulations shall mean U.S. Treasury regulations issued under the Code.

“Unqualified Tax Opinion” shall mean an unqualified “will” opinion of a law firm of nationally recognized standing in the field of taxation.  Any such opinion shall assume that the Distribution and related transactions would have qualified for Tax-Free Status had the transaction in question not occurred.

SECTION 1.02. General Interpretive Principles.  (a) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires, (b) the term “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and any references to Article, Section, paragraph, exhibit and schedule are references to the Articles, Sections, paragraphs, exhibits and schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (d) any reference to any federal, state, local or non-U.S. statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires, and (e) any reference to any entity includes a reference to any predecessor or successor.

SECTION 1.03. Applicable Standards.  Except as otherwise specifically provided herein, this Agreement shall supersede in all respects any and all policies and procedures governing the allocation of Tax liability among the members of the Scripps Group or any Scripps Combined Group.  Except as otherwise specifically provided hereunder, all determinations and actions required under this Agreement will be taken by Scripps and shall be made in good faith taking into account, among other factors, the goal of reducing the aggregate Taxes of the Parties.  It is the intention of the Parties that this Agreement shall be administered in a manner so that the allocation of income, deduction, loss or Credit between the Parties will produce Tax consequences for the Parties, on a current, carryback and carryover basis, that are consistent with those that are required by the Code and Treasury Regulations.

ARTICLE II
U.S. CONSOLIDATED FEDERAL INCOME TAX LIABILITIES

SECTION 2.01. Affiliation Years.

(a)            Scripps Spinco and Scripps Tax Liabilities.  Scripps Spinco irrevocably designates and agrees to cause each of its Affiliates to so designate Scripps as its agent to take any and all actions necessary or incidental to the preparation and filing of Scripps Consolidated Returns.  Scripps shall be responsible for, and shall indemnify and hold Scripps Spinco and the Scripps Spinco Affiliates harmless against all U.S. federal income Tax liabilities in respect of members of the Scripps Group (other than members of the Scripps Spinco Group) under Treasury Regulations Section 1.1502-6.  Scripps Spinco shall be liable for and shall pay Scripps the Adjusted Separate Scripps Spinco Group Federal Tax Liability for each such Affiliation Year.  Scripps shall pay Scripps Spinco for Excess Scripps Group Benefits, if any, for any such year if the Adjusted Separate Scripps Spinco Group Federal Tax Liability for such year is zero.

(b)            2014 Tax Liability.  At least three (3) business days before Scripps files the Scripps Consolidated Return for the 2014 Taxable Year, the Parties shall determine the amount of the 2014 Tax Liability and the amount of any Excess Scripps Group Benefits for such year (“2014 Excess Scripps Group Benefits”).  Scripps Spinco shall pay to Scripps or Scripps shall pay to Scripps Spinco an amount equal to the difference between (i) the 2014 Tax Liability and (ii) (A) the sum of any payments previously made by Scripps Spinco to Scripps with respect to the 2014 Tax Liability (including any payments in the nature of installment estimated Tax payments with respect to the 2014 Tax Liability), reduced (to and below zero) by (B) the sum of any payments previously made or to be made by Scripps to Scripps Spinco in respect of any 2014 Excess Scripps Group Benefits.  The “2014 Tax Liability” is the Adjusted Separate Scripps Spinco Group Federal Tax Liability for the taxable year ending on December 31, 2014 (“2014 Taxable Year”).  Any such payment by Scripps or by Scripps Spinco is due within five (5) business days after the filing the Scripps Consolidated Return for the 2014 Taxable Year.

SECTION 2.02. 2015 Taxable Year.

(a)            2015 Tax Liability.  Scripps agrees to indemnify and hold Scripps Spinco and Scripps Spinco Affiliates harmless against U.S. federal income tax liabilities in respect of members of the Scripps Group (other than members of the Scripps Spinco Group) under Treasury Regulation Section 1.1502-6.  The “2015 Tax Liability” is the Adjusted Separate Scripps Spinco Group Federal Tax Liability for the taxable year beginning on January 1, 2015 and ending on and including the Distribution Date (the “2015 Taxable Year”).  Scripps shall pay Scripps Spinco for the Excess Scripps Group Benefits, if any, for the taxable year of the Scripps Group beginning on January 1, 2015 if the Adjusted Separate Scripps Spinco Group Federal Tax Liability is zero under the preceding sentence (“2015 Excess Scripps Group Benefits”).

(b)            Estimated Payments, Etc.  From and after the date of this Agreement, Scripps Spinco shall pay to Scripps no later than the day before each due date for the payment of quarterly estimated U.S. federal income Taxes for the taxable year of the Scripps Group ending on December 31, 2015 and the payment due March 15, 2016 the difference, if any, between (A) 2015 Tax Liability due based on the method for making estimated payments elected by Scripps pursuant to Section 6655 of the Code, and (B) the sum of any payments previously made (or deemed paid) by Scripps Spinco to Scripps with respect to the 2015 Tax Liability.
(c)            Payment Upon Filing Return.  At least three (3) business days before the day that Scripps files the Scripps Consolidated Return for the taxable year beginning on January 1, 2015, Scripps shall determine the amount of the 2015 Tax Liability and the amount of any 2015 Excess Scripps Group Benefits.  Scripps Spinco shall pay to Scripps or Scripps shall pay to Scripps Spinco, as the case may be, the difference between (i) the 2015 Tax Liability and (ii) (A) the sum of the payments previously made by Scripps Spinco to Scripps with respect to the 2015 Tax Liability (including any payments in the nature of installment estimated payments with respect to the 2015 Tax Liability) reduced (to and below zero) by (B) the sum of any payments previously made or to be made by Scripps to Scripps Spinco in respect of any 2015 Excess Scripps Group Benefits.  Any such payment by Scripps or by Scripps Spinco is due within five (5) business days after the filing of the Scripps Consolidated Return for the 2015 Taxable Year.

(d)            Settling Tax Payable Accounts.  All payments pursuant to Articles II or III between Scripps and Scripps Spinco that are made after the date of this Agreement and prior to the Distribution Date shall be made through an increase or decrease in intercompany accounts between Scripps and Scripps Spinco.  On the business day immediately preceding the Distribution Date, Scripps Spinco and Scripps shall cooperate to (i) forecast (based on the most accurate and complete information then available) the total amount of all payments that, under Article II (not including this Section 2.02(d)) and under Article III, remain to be made with respect to the taxable year beginning January 1, 2015 and prior taxable years, and (ii) arrange to have all such forecasted payments made on such day through an increase or decrease in intercompany accounts between Scripps and Scripps Spinco.  At the close of the business day immediately preceding the Distribution Date, Scripps and Scripps Spinco shall settle all intercompany account obligations then existing with respect to Taxes for all Affiliation Years and all Combined Years as follows: (i) any account obligations of Scripps Spinco that are owned by Scripps shall be netted against any account obligations of Scripps that are owned by Scripps Spinco; (ii) if the net remaining account obligation is owed by Scripps Spinco to Scripps, then this account obligation shall be transferred on such day by Scripps to Scripps Spinco as a contribution to capital; and (ii) if the net remaining account obligation is owed by Scripps to Scripps Spinco, then this account obligation shall be transferred on such day by Scripps Spinco to Scripps as a distribution.  Such settlement shall not be deemed to affect the treatment of the prior increases and decreases in the intercompany accounts described above in this Section 2.02(d) as being payments for purposes of this Agreement.

(e)            Assignment of Taxable Items.  The Parties shall determine the amounts of income, gain, loss, deduction, and Credit of the Scripps Spinco Group for the 2015 Taxable Year that are properly includable in the Scripps Consolidated Return for the taxable year of the Scripps Group beginning on January 1, 2015.  For all relevant purposes of this Agreement, the members of the Scripps Spinco Group and each Scripps Spinco Combined Group shall cease to be members of the Scripps Group and their respective Scripps Combined Group, as of the end of the Distribution Date, and Scripps Spinco shall cause the books of account of the members of the Scripps Spinco Group and the Scripps Spinco Combined Groups to be closed for accounting and Tax purposes as of the end of the Distribution Date in accordance with Scripps’ direction.  In determining consolidated taxable income for the taxable period that ends on the Distribution Date, the income and other items of the Scripps Spinco Group shall be determined in accordance with Treasury Regulations Sections 1.1502-76(b)(1), -76(b)(2)(i) and - 76(b)(2)(iv) and no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items.  However, an allocation shall be made under Treasury Regulations Section 1.1502-76(b)(2)(iii) if such allocation is determined by the Parties to be necessary to appropriately allocate income in the event that the Distribution Date occurs on any date other than the last or first day of any month.  Pursuant to Treasury Regulations Section 1.1502-76(b)(2)(vi), any item of a pass-through entity that is owned by a member of the Scripps

Spinco Group shall be allocated as if such member sold its entire interest in the entity immediately before the Distribution.  In the event that a member or members of the Scripps Spinco Group would be treated as owning an interest of less than 50% in the aggregate in such pass-through entity, then pursuant to Treasury Regulations Section 1.706-1(c)(2)(ii), each such member’s share of any distributive items shall be the amount determined by taking into account the pro rata part of such items that such member would have included in taxable income had such member remained a partner or owner of the pass-through entity until the end of the partnership tax year based on the portion of the partnership taxable year that has elapsed through the Distribution Date or upon such other reasonable method that the Parties may agree.  Scripps Spinco and Scripps Spinco Affiliates shall file their respective Tax Returns for the taxable period beginning on the first day after the Distribution Date consistently with such determinations.
(f)            Determining Foreign Attributes.  Without limiting the foregoing, the Parties shall also determine the portion of any Foreign Attribute for the Scripps Spinco Group that is allocable to the 2015 Taxable Year, provided, that such portion to be allocated will not include any amount described in Section 951(a) of the Code (relating to inclusions in income of controlled foreign corporation earnings) or any amount described in Section 1293(a) of the Code (relating to inclusions in income of qualified electing fund earnings), or any indirect foreign Tax Credit under Sections 960 and 1293(f) of the Code for foreign income Taxes deemed paid with respect to either of these items; and provided, further, that, without the prior written consent of Scripps, such consent not being unreasonably withheld, conditioned or delayed, Scripps Spinco and its subsidiaries shall not elect to recapture an amount of taxable income from sources without the U.S. of any member of the Scripps Spinco Group greater than the minimum amount required by Section 904(f)(1) of the Code for any Affiliation Year.  Scripps Spinco shall provide Scripps with all information it reasonably requests to make any determination under this Section 2.02(f).  Scripps shall likewise share all information with Scripps Spinco necessary for Scripps Spinco to determine its share of the consolidated foreign Tax Credits for the Affiliation Year ending December 31, 2015 and all prior Affiliation Years.

SECTION 2.03. U.S. Federal Alternative Minimum Tax.

(a)            Scripps Spinco Tax Liability.  Notwithstanding any other provision in this Agreement, if, for any Affiliation Year, the Scripps Group is liable for alternative minimum Tax for U.S. federal income Tax purposes (or any similar U.S. federal Tax) (“AMT”) and the Scripps Spinco Group would be liable for AMT if it filed a Tax Return as a separate consolidated group (“Scripps Spinco Separate AMT”), the amount payable by Scripps Spinco to Scripps under this Article II with respect to such Affiliation Year shall in no event be less than an amount (the “Scripps Spinco AMT Liability”) determined by the Parties equal to the product of the AMT liability for the Scripps Group (the “Scripps AMT Liability”) and a fraction (the “Fraction”) (x) the numerator of which is the sum of the Tax preference items and adjustments of the Scripps Spinco Group relevant for purposes of the computation of AMT (the “TPIs”) for such Affiliation Year and (y) the denominator of which is the sum of the TPIs of all members of the Scripps Group for such Affiliation Year.  The Scripps Spinco AMT Liability for such Affiliation Year shall not exceed the amount of the Scripps Spinco Separate AMT for such Affiliation Year.
(b)            Minimum Tax Credits.  If for any Affiliation Year Scripps Spinco has paid to Scripps the Scripps Spinco AMT Liability, Scripps shall pay to Scripps Spinco its proportionate share (determined below) of the minimum Tax credit for U.S. federal income Tax purposes (the “Minimum Tax Credit”) arising from such Affiliation Year which is actually utilized by the Scripps Group in a subsequent Affiliation Year.  Scripps Spinco’s proportionate share of such credit for any Affiliation Year shall be equal to the product of such credit and the Fraction (defined in subsection (a) above).  In no event shall Scripps Spinco be paid amounts in the aggregate in respect of such credit in excess of the corresponding Scripps Spinco AMT Liability.

ARTICLE III
U.S. COMBINED STATE AND LOCAL INCOME TAX LIABILITIES

SECTION 3.01. Returns Covered.  If Scripps Spinco or any Scripps Spinco Affiliate is required to join in a Scripps Combined Return, the allocation and settlement of amounts due among the Parties shall be governed by this Article III.  Scripps Spinco irrevocably designates and agrees to cause each of its Affiliates to so designate Scripps as its agent to take any and all actions necessary or incidental to the preparation and filing of Scripps Combined Returns.

SECTION 3.02. Liability of Scripps Spinco.  For the taxable year beginning on January 1, 2015, and for each prior taxable year, the Parties shall determine each Scripps Spinco Combined Group’s respective share, as determined below, of the total U.S. state and local Tax liability in each such Combined State (each a “Combined State Total Tax Liability”).  The Scripps Spinco Combined Group’s share of each Combined State Total Tax Liability (“Scripps Spinco Group State Tax Liability”) will be based on the apportionment percentage of all members of the Scripps Spinco Combined Group, determined with reference only to those companies that are subject to such state’s taxing jurisdiction, as if such members of the Scripps Spinco Combined Group had filed a separate Combined Return; provided, however, that in the case of the taxable year beginning on January 1, 2015, such determination of the Scripps Spinco Group State Tax Liability shall not take into account any items of income, gain, loss, deduction, or Credit attributable to any deemed sale of the assets of any member of the Scripps Spinco Combined Group pursuant to Section 336(e) of the Code.  The Scripps Spinco Group State Tax Liability shall include any minimum or similar Taxes for members of each Scripps Spinco Combined Group that may be required by the relevant state or locality.  Scripps shall be responsible for, and shall indemnify and hold Scripps Spinco and the Scripps Spinco Affiliates harmless against all Combined Return Tax liabilities in respect of members of the Scripps Group; provided, however, that Scripps Spinco shall be liable for and shall pay Scripps the Scripps Spinco Group State Tax Liability for each Combined Return for all taxable years ending on, before or including the Distribution Date.
SECTION 3.03. Operating Losses.  The Scripps Spinco Group State Tax Liability will not be reduced by, nor will Scripps Spinco or any other Scripps Spinco Combined Group member receive any payment, credit or benefit for, U.S. state or local net operating losses (“NOLs”), including any carryback or carryover NOLs, that any such member generates for U.S. state or local income Tax purposes on a stand-alone basis, whether or not they are used in a Combined Return (except insofar as such NOLs may reduce the Scripps Spinco Combined Group’s share of the total U.S. state and local Tax liability for a Total Combined Return).

SECTION 3.04. Short-Year State and Local Returns.  The Parties agree that Combined Returns filed for Tax periods beginning January 1, 2015, will reflect a short taxable year for Scripps Spinco ending on the Distribution Date in any state or local taxing jurisdiction in which such Tax year is allowed by administrative practice, whether or not required by law.

SECTION 3.05. Estimated Taxes, Etc.  For each Combined State, the Parties will determine the Scripps Spinco Combined Group’s estimated Tax payments and extension payments (collectively, “Estimated State Taxes”), will prescribe the information required to be provided by the Scripps Spinco Combined Group to support Scripps’ preparation and filing of Combined Returns and payment of Estimated State Taxes, together with a schedule of due dates for providing of such information and paying its share of Estimated State Taxes, and Scripps Spinco will timely and accurately provide and pay the same to Scripps, the Parties will calculate the aggregate Scripps Spinco Group State Tax Liability for all Combined States for a Combined Year less a credit for aggregate Estimated State Taxes paid or determine the refund due to Scripps Spinco to the extent aggregate Estimated State Taxes paid by Scripps Spinco exceed the aggregate Scripps Spinco Group State Tax Liability.  For each Combined Return, payment by Scripps Spinco to Scripps is due within three (3) business days before the date such Tax are required to be paid.  Payment by Scripps to Scripps Spinco of any Scripps Spinco overpayment is due within five (5) business days after the return including the overpayment is filed.

SECTION 3.06. Adjustments.

(a)            If an Adjustment occurs, the Scripps Spinco Group State Tax Liability for the year in question shall be recomputed by the Parties, including all changes to apportionment percentages that result from such Adjustment.  Scripps Spinco shall make payments to Scripps for an increase in the Scripps Spinco Group Tax Liability or Scripps shall make payments to Scripps Spinco for a decrease in the Scripps Spinco Group Tax Liability, including its allocable share of interest, penalties and additions to Tax and external costs.  Payment in respect of such Adjustments by Scripps Spinco is due at least one (1) business day before the date payment of such Adjustment is required to be made.  Payment in respect of such Adjustments by Scripps is due within five (5) business days after Scripps receives a refund or credit for refund in respect of the items in question.

(b)            Subject to Article VIII, the Parties shall jointly control all Tax Contests relating to any such Adjustments.

ARTICLE IV
SEPARATE TAX RETURN OBLIGATIONS

SECTION 4.01. Scripps Spinco Tax Liability.  Scripps Spinco shall be responsible for, and shall indemnify and hold harmless Scripps and Scripps Affiliates against, any and all U.S. federal, state, local and non-U.S. Taxes that are required to be reported on any separate Tax Return of Scripps Spinco or a Scripps Spinco Affiliate.

SECTION 4.02. Scripps Tax Liability.  Scripps shall be responsible for, and shall indemnify and hold harmless Scripps Spinco and Scripps Spinco Affiliates against, any and all U.S. federal, state, local and non-U.S. Taxes that are required to be reported on any separate Tax Return of Scripps or a Scripps Affiliate.

SECTION 4.03. Separate Return Adjustments.  If there is an adjustment to a separate Tax Return of Scripps or a Scripps Affiliate, or of Scripps Spinco or a Scripps Spinco Affiliate, as the case may be, that results in the inclusion in income in such Tax Return of income attributable to the other group of companies, and the recipient thereby incurs an Income Tax Detriment, Scripps Spinco shall pay to Scripps or Scripps shall pay to Scripps Spinco, as the case may be, an amount equal to such Income Tax Detriment (including any interest, penalties and additions to Tax) within thirty (30) business days after the Final Determination of such Income Tax Detriment.

ARTICLE V
TAX-FREE STATUS OF DISTRIBUTION

SECTION 5.01. Tax-Free Status Opinion, Etc.  Neither Newco nor Scripps Spinco shall take or fail to take, and shall not permit any of their Affiliates to take or fail to take, any action inconsistent with or that will cause to be untrue any material information or representation in the representation letters that the Tax Advisor relied upon in rendering an opinion or opinions on the Tax-Free Status (“Representation Letters”) or formal advice or opinion.  Scripps shall not take or fail to take, and shall not permit any Scripps Affiliates to take or fail to take, any action inconsistent with or that will cause to be untrue any material information or representation in the Representation Letters or formal advice or opinion.  In the event any material information or representation in the Representation Letters shall be untrue, Scripps and Scripps Spinco shall allocate the Distribution Taxes arising therefrom 60% to Scripps and 40% to Scripps Spinco, Scripps Spinco shall be responsible for, and shall indemnify and hold Scripps and Scripps Affiliates, and their direct and indirect shareholders harmless against, 40% of any Distribution Taxes and Scripps shall be responsible for and shall indemnify and hold Scripps Spinco and Scripps Spinco Affiliates, and their direct and indirect shareholders harmless against 60% of any Distribution Taxes.

SECTION 5.02. Maintaining Status of Active Business.  Scripps Spinco agrees that it intends to maintain the status of the Newspaper Businesses as an active trade or business as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder, that is part of, or treated as part of, the Scripps Spinco Group for U.S. federal income Tax purposes.  Scripps agrees that it intends to maintain the status of the Scripps Businesses as an active trade or business as defined in Section 355(b)(2) of the Code and the Treasury Regulations promulgated thereunder that is part of, or treated as part of the Scripps Group for U.S. federal income Tax purposes.
SECTION 5.03. Limits on Proposed Acquisition Transactions.

(a)            Scripps Spinco agrees that, from the date hereof until the first day after the second anniversary of the Distribution Date, it shall not (i) enter into any Proposed Scripps Spinco Acquisition Transaction, approve any Proposed Scripps Spinco Acquisition Transaction or, to the extent Scripps Spinco has the right to prohibit any Proposed Scripps Spinco Acquisition Transaction, permit any Proposed Scripps Spinco Acquisition Transaction to occur (whether by redeeming rights under a shareholder rights plan, finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Scripps Spinco Acquisition Transaction), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) sell or otherwise transfer in a single transaction or series of transactions 4% or more of the gross or net assets of the Scripps Spinco Business or 4% or more of the consolidated gross or net assets of Scripps Spinco and the Scripps Spinco Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a Scripps Spinco Affiliate) any Scripps Spinco Capital Stock, or rights to acquire such stock; (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Scripps Spinco Capital Stock (including, without limitation, through the conversion of one class of Scripps Spinco Capital Stock into another class of Scripps Spinco Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, or any rulings, formal advice or opinion described in Section 5.01 above) which in the aggregate (including the transactions specifically set forth in the Master Transaction Agreement and also taking into account any other transactions described in this Section 5.03) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, Scripps Spinco Capital Stock representing a Fifty-Percent or Greater Interest in Scripps Spinco or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Scripps Spinco shall have requested that Scripps obtain a private letter ruling from the IRS and Scripps shall have received such a ruling in form and substance satisfactory to Scripps that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (B) Scripps Spinco shall provide Scripps with an Unqualified Tax Opinion in form and substance acceptable to Scripps (and on which Scripps may rely) that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (C) Scripps shall have waived the requirement to obtain such ruling or opinion.  In determining whether such a ruling is satisfactory or such opinion is acceptable, Scripps may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such ruling or opinion.  To the extent that any such ruling or opinion concerns the acquisition of a Fifty-Percent or Greater Interest in Scripps Spinco, it shall expressly conclude that such acquisition will satisfy one or more of the safe harbors described in the Treasury Regulations promulgated under Section 355(e) of the Code.  Scripps Spinco shall bear all costs and expenses of securing any such ruling or opinion and shall reimburse Scripps for all external costs and expenses that it may incur in good faith in seeking to obtain or evaluate any such ruling or opinion.  Notwithstanding the above, this Section 5.03(a) shall not apply to limit any of the transactions specifically set forth in the Master Transaction Agreement; provided, however, those transactions shall be taken into account to analyze subsequent transactions pursuant to this section.
(b)            Scripps agrees that, from the date hereof until the first day after the second anniversary of the Distribution Date, it shall not (i) enter into any Proposed Scripps Group Acquisition Transaction, approve any Proposed Acquisition Transaction or, to the extent Scripps has the right to prohibit any Proposed Scripps Group Acquisition Transaction, permit any Proposed Scripps Group Acquisition Transaction to occur (whether by redeeming rights under a shareholder rights plan, finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Scripps Group Acquisition Transaction), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) sell or otherwise transfer in a single transaction or series of transactions 14% or more of the gross or net assets of the Scripps Business or 14% or more of the consolidated gross or net assets of Scripps and the Scripps Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a Scripps Affiliate) any Scripps Capital Stock, or rights to acquire such stock; (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of the separate classes of Scripps Capital Stock (including, without limitation, through the conversion of one class of Scripps Capital Stock into another class of Scripps Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters, or any rulings, formal advice or opinion described in Section 5.01 above) which in the aggregate (taking into account any other transactions described in this Section 5.03) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire, directly or indirectly, Scripps Capital Stock representing a Fifty-Percent or Greater Interest in Scripps or otherwise jeopardize the Tax-Free Status, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Scripps shall have obtained a private letter ruling from the IRS and Scripps shall have received such a ruling in form and substance satisfactory to Scripps Spinco that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (B) Scripps shall provide Scripps Spinco with an Unqualified Tax Opinion in form and substance acceptable to Scripps Spinco (and on which Scripps Spinco may rely) that confirms that the Tax-Free Status will be preserved, taking into account such action and other transactions in the aggregate, or (C) Scripps Spinco shall have waived the requirement to obtain such ruling or opinion.  In determining whether such a ruling or opinion is satisfactory, Scripps Spinco may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such ruling or opinion.  To the extent that any such ruling or opinion concerns the acquisition of a Fifty-Percent or Greater Interest in Scripps, it shall expressly conclude that such acquisition will satisfy one or more of the safe harbors described in the Treasury Regulations promulgated under Section 355(e) of the Code.  Scripps shall bear all costs and expenses of securing any such ruling or opinion and shall reimburse Scripps for all external costs and expenses that it may incur in good faith in seeking to obtain or evaluate any such ruling or opinion.  Notwithstanding the above, this Section 5.03(b) shall not apply to limit any of the transactions specifically set forth in the Master Transaction Agreement; provided, however, those transactions shall be taken into account to analyze subsequent transactions pursuant to this section.
SECTION 5.04. Indemnity.

(a)            Subject to subsection (c) of this section, Newco and Scripps Spinco shall be responsible for, and shall indemnify and hold Scripps and Scripps Affiliates and their direct and indirect shareholders harmless against any Distribution Taxes, to the extent such Distribution Taxes are attributable to, caused by, or result from one or more of the following:

(i)            any action or omission by Newco, Scripps Spinco or any Scripps Spinco Affiliate, at any time, that is inconsistent with any information, covenant or representation in the Representation Letters or any tax opinions concerning the Tax-Free Status of the Distribution;

(ii)            any action or omission by Newco, Scripps Spinco or any Scripps Spinco Affiliate, after the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Distribution), including a cessation, transfer to affiliates, or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;

(iii)            any acquisition of any stock or assets of Newco, Scripps Spinco or any Scripps Spinco Affiliate, by one or more other Persons (other than Scripps or any Scripps Affiliate) prior to or following the Distribution;

(iv)            any issuance of stock by Newco, Scripps Spinco or any Scripps Spinco Affiliate, after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements, or the exercise of warrants; or

(v)            any change in ownership of stock in Newco, Scripps Spinco or any Scripps Spinco Affiliate after the Distribution.

(b)            Subject to subsection (c) of this section, Scripps shall be responsible for, and shall indemnify and hold Newco, Scripps Spinco and Scripps Spinco Affiliates and their direct and indirect shareholders harmless against any Distribution Taxes, to the extent such Distribution Taxes are attributable to, caused by, or result from one or more of the following:

(i)            any action or omission by Scripps or any Scripps Affiliate, at any time, that is inconsistent with any information, covenant or representation in the Representation Letters or any tax opinions concerning the Tax-Free Status of the Distribution;

(ii)            any action or omission by Scripps or any Scripps Affiliate, after the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Distribution), including a cessation, transfer to affiliates, or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;

(iii)            any acquisition of any stock or assets of Scripps or any Scripps Affiliate, by one or more other Persons prior to or following the Distribution;
(iv)            any issuance of stock by Scripps or any Scripps Affiliate, after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements, or the exercise of warrants; or

(v)            any change in ownership of stock in Scripps or any Scripps Affiliate after the Distribution.

(c)            For purposes of calculating the amount and timing of any Tax-Related Loss in connection with any Tax payable by an indemnified party, such loss shall be calculated by assuming that the indemnified party pays income Tax at the Highest Combined Tax Rate in effect in each relevant taxable year and that the income arising in connection with the Tax-Related Losses is the only item of income, deduction, Credit or loss for such year.  Newco or Scripps Spinco shall pay Scripps or such other applicable indemnified party the amount of any such Tax-Related Losses for which Newco or Scripps Spinco is responsible under this Section 5.04 within one (1) business day before payment is due from Scripps or such other party.  Scripps shall pay Newco, Scripps Spinco or such other applicable indemnified party the amount of any such Tax-Related Losses for which Scripps is responsible under this Section 5.04 within one (1) business day before payment is due from Newco, Scripps Spinco or such other party.

(d)            Until all applicable statutes of limitations with respect to Distribution Taxes expire (after giving effect to any extensions or waivers thereof), neither Newco nor Scripps Spinco shall (i) merge or consolidate with any other Person or liquidate or partially liquidate into any other Person, (ii) sell or otherwise transfer to any other Person or group of Persons, directly or indirectly, in a single transaction or series of transactions 25% or more of the gross or net assets of Newco or Scripps Spinco (such percentage to be determined based on fair market value as of the Distribution Date), (iii) engage in any other reorganization or restructuring with any other Person, or (iv) agree or permit any Person or group of Persons, directly or indirectly, in a single transaction or series of transactions, to acquire a Fifty Percent or Greater Interest in Newco or Scripps Spinco, unless, in each case, each such Person agrees, to Scripps’ satisfaction, to be jointly and severally liable with Newco and Scripps Spinco in their obligations under this Article V. Notwithstanding the above, this Section 5.04(d) shall not apply to the transactions specifically set forth in the Master Transaction Agreement.

(e)            Until all applicable statutes of limitations with respect to Distribution Taxes expire (after giving effect to any extensions or waivers thereof), Scripps shall not (i) merge or consolidate with any other Person or liquidate or partially liquidate into any other Person, (ii) sell or otherwise transfer to any other Person or group of Persons, directly or indirectly, in a single transaction or series of transactions 25% or more of the gross or net assets of Scripps (such percentage to be determined based on fair market value as of the Distribution Date), (iii) engage in any other reorganization or restructuring with any other Person, or (iv) agree or permit any Person or group of Persons, directly or indirectly, in a single transaction or series of transactions, to acquire a Fifty Percent or Greater Interest in Scripps, unless, in each case, each such Person agrees, to Newco’s or Scripps Spinco’s satisfaction, to be jointly and severally liable with Scripps in its obligations under this Article V.  Notwithstanding the above, this Section 5.04(e) shall not apply to the transactions specifically set forth in the Master Transaction Agreement.

ARTICLE VI
CARRYOVER AND CARRYBACK ITEMS

SECTION 6.01. Carryovers to Post-Affiliation Years.  The Parties shall apportion any U.S. federal consolidated net operating or capital losses, Credits or other applicable items between members of the Scripps Spinco Group (departing from the Scripps Group as a consequence of the Distribution and related transactions) and members of the Scripps Group (not taking into account Scripps Spinco Group members) pursuant to applicable Treasury Regulations promulgated under Section 1502 of the Code.  Such consolidated items and their apportionment shall be adjusted to reflect any Adjustments that take place with respect to applicable Affiliation Years.

SECTION 6.02. Carrybacks from Post-Affiliation Years.

(a)            Carryback Items.  If Scripps Spinco and/or its Affiliates sustain U.S. federal capital or net operating losses or generate U.S. federal Credits in a Post-Affiliation Year which may be carried back to an Affiliation Year and will generate an Income Tax Benefit, Scripps Spinco may request Scripps to file a Section 6.02 Claim with the IRS with respect to the U.S. federal income Tax liability of the Scripps Group for such Affiliation Year.  Scripps shall have sole discretion whether to accept a request to file carryback claims (except for foreign Tax Credit or domestic source capital loss carryback claims) and file any amended Tax Returns or claims for refund relating thereto, which discretion may be exercised without regard to satisfying a standard of good faith or any other standard provided for in this Agreement or elsewhere.  With regard to requests to file claims to carryback foreign Tax Credits or domestic source capital losses to an Affiliation Year, Scripps shall implement such requests it determines in good faith to be available on the terms set forth hereinafter.

(b)            Procedures.  If Scripps files a Section 6.02 Claim, Scripps shall have full control over the Section 6.02 Claim and shall consult with Scripps Spinco to determine the nature of all actions to be taken in connection with such claim.  If there is any limitation that applies to the Scripps Group in respect of all or a portion of the items that comprise a Section 6.02 Claim in respect of foreign Tax Credits or domestic source capital losses, any Income Tax Benefit in respect of such claim shall be determined by Scripps in consultation with Scripps Spinco.  If there are any limitations in the ability of the Scripps Group to utilize items in the same category as the items that comprise such claim, any Income Tax Benefit shall be determined by Scripps in consultation with Scripps Spinco based on the assumption that the items were utilized on a Proportionate Basis, Scripps shall pay to Scripps Spinco the amount of the Income Tax Benefit, if any, derived from such claim within 30 business days after it receives a refund or credit for refund therefor.  Scripps Spinco shall repay to Scripps all or a portion of such amount to the extent the Income Tax Benefit is reduced as a result of an Adjustment for any Affiliation Year or otherwise, together with applicable interest and penalties.  If Scripps elects to file a Section 6.02 Claim in respect of the carryback of any attribute other than foreign Tax Credits or domestic source capital losses, the terms for payment and other provisions shall be determined based upon the mutual agreement, if any, of the Parties.  If Scripps files a Section 6.02 Claim, Scripps Spinco shall indemnify Scripps for any additional Taxes or loss of Tax benefits incurred by a member of the Scripps Group (including interest, penalties and additions to Tax), other than a member of the Scripps Spinco Group, arising from such claim.  Scripps shall also be entitled to reimbursement from Scripps Spinco for any reasonable external costs for professional services incurred by Scripps in connection with the Section 6.02 Claim whether or not Scripps Spinco receives payment or credit therefor.

ARTICLE VII
U.S. FEDERAL INCOME TAX ADJUSTMENTS

SECTION 7.01. Determination.  If an Adjustment occurs, the liability of Scripps Spinco or Scripps, as the case may be, pursuant to Article II hereof, or the amounts allocated pursuant to Article VI, shall be recomputed by the Parties.  As recomputed for purposes of Article II, Scripps Spinco shall make payments to Scripps for an increase in Scripps Spinco’s liability or Scripps shall make payments to Scripps Spinco for an increase in Scripps’ liability.  For purposes of Sections 2.01 and 2.02, Scripps Spinco’s liability shall be deemed to have increased as a result of any Adjustment that results in an increase in the Adjusted Separate Scripps Spinco Group Federal Tax Liability or a decrease in the Excess Scripps Group Benefits, and Scripps’ liability shall be deemed to have increased as a result of any Adjustment that results in a decrease in the Adjusted Separate Scripps Spinco Group Federal Tax Liability or an increase in the Excess Scripps Group Benefits.

SECTION 7.02. Payments.  Payments due from Scripps Spinco to Scripps shall be made no later than one (1) business day before the due date for payment by Scripps to a Taxing authority upon the Final Determination of the items in question, or, to the extent no such payment to a Taxing authority is due, within ten (10) business days after the date of such Final Determination.  Payments due from Scripps to Scripps Spinco shall be made within ten (10) business days after Scripps receives a refund or a credit for a refund with regard to the items in question after a Final Determination therefor.  Such payments shall include any applicable interest, penalties and additions to Tax and, if applicable, any reasonable external costs for professional services incurred by Scripps thereon.  In calculating any interest payable by Scripps Spinco to Scripps hereunder, interest, if any, due from Scripps to the IRS shall first be deemed to arise with respect to the increase in the liability of Scripps Spinco, as determined above.

SECTION 7.03. Procedures.  Subject to Section 6.02, for any Affiliation Year or Combined Year, the Parties will determine whether to give effect, through any Tax Return, claim for refund or otherwise, to items of loss, deduction or Credit for the Scripps Spinco Group which are greater than those reflected on prior Tax Returns and the nature of all actions taken with respect thereto.  If Scripps files such a claim, Scripps Spinco shall indemnify Scripps for any additional Taxes or loss of Tax benefits incurred by a member of the Scripps Group or the applicable Total Combined Group (including interest, penalties and additions to Tax), other than a member of the Scripps Spinco Group, arising from such claim.

SECTION 7.04. Intercompany Adjustments.  If any transaction or arrangement between Scripps and/or Scripps Affiliates, on the one hand, and Scripps Spinco and/or Scripps Spinco Affiliates, on the other hand, is recharacterized for applicable Tax purposes under Section 482 of the Code or otherwise and such recharacterization results in an Income Tax Detriment to one applicable group of companies and an Income Tax Benefit to the other group, the group incurring the Income Tax Detriment shall be paid by the other group an amount equal to such Income Tax Detriment (including any interest, penalties and additions to Tax) within thirty (30) business days after the Final Settlement of such Income Tax Detriment.  In addition, each Party shall be responsible for, and shall indemnify and hold the other Parties and their Affiliates harmless against, any Taxes attributable to intercompany items or otherwise for any stock or other assets (tangible or intangible) transferred to it (or a Scripps Affiliate, in the case of Scripps, or a Scripps Spinco Affiliate, in the case of Scripps Spinco ) from another Party (or from a Scripps Affiliate, in the case of Scripps, or a Scripps Spinco Affiliate, in the case of Scripps Spinco) for which it is determined not to have paid or provided fair market value consideration.

ARTICLE VIII
INCOME TAX PROCEEDINGS

SECTION 8.01. Notice.  Each Party shall provide prompt notice to the other Parties of any pending or threatened Tax audit, assessment, proceeding or other Tax Contest of which it becomes aware that could affect any Tax liability for which any other Party may be responsible under this Agreement; provided, however, that failure to give prompt notice shall not affect the indemnification obligations hereunder except to the extent the Party providing indemnification is actually prejudiced thereby.  Such notice shall contain factual information (to the extent known) describing such matters in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing authority in respect of any such matters.

SECTION 8.02. Scripps Spinco and Scripps Issues.  Scripps and Scripps Spinco hereby agree that during the course of an audit or any Tax Contest relating to any Affiliation Year or Combined Year, they will in good faith endeavor to discuss and resolve separately with the IRS district agents or any equivalent state or local Taxing authority (as the case may be) any Scripps Spinco Issues and Scripps Issues.  “Scripps Spinco Issues” are issues relating to items of income, gain, loss, deduction, or Credit that are attributable solely to the Scripps Spinco Group and that could not reasonably have material adverse consequences for the U.S. federal, state or local income Tax liability of a member of the Scripps Group (other than a member of the Scripps Spinco Group) if resolved against the taxpayer.  “Scripps Issues” are any other issues, including issues relating to Foreign Attributes of the Scripps Spinco Group.

SECTION 8.03. Procedures.

(a)            In the event a Revenue Agent’s Report (“RAR”) or equivalent state or local report is issued with respect to an Affiliation Year or a Combined Year, and the RAR or equivalent state or local report contains Adjustments proposed with respect to Scripps Spinco Issues, at Scripps Spinco’s request, Scripps shall protest (as provided for in applicable Treasury Regulations or applicable state or local rules and regulations) the adjustments made with respect to Scripps Spinco Issues.  Scripps Spinco will prepare that portion of any protest which it determines should be filed in connection with any Adjustment proposed with respect to Scripps Spinco Issues and shall limit such portion of the protest to the defense of the specific Scripps Spinco Issues raised in the RAR or equivalent state or local report.

(b)            After the filing of such protest, Scripps and Scripps Spinco shall jointly meet with the IRS, state or local representatives responsible for disposing of the issues in dispute and request the separate resolution of the Scripps Issues and Scripps Spinco Issues.  They shall further request that the IRS or equivalent state or local Taxing authority assign separate representatives to conduct any review of or proceedings on their respective issues.
(c)            Regardless of whether the IRS or equivalent state or local Taxing authority agrees to resolve the issues affecting each Party or assign separate representatives to deal with the issues of each, Scripps and Scripps Spinco each will attend meetings and will prepare written presentations to be made to the IRS or equivalent state or local Taxing authority regarding any Adjustments proposed only with respect to its respective issues.  Scripps and Scripps Spinco shall keep each other promptly informed of any developments and discussions at any such meetings concerning Adjustments, whether or not formally proposed, affecting the other such Party.

(d)            For each Affiliation Year or Combined Year, Scripps shall have control of all Scripps Issues not otherwise settled at the audit or appeals level of the IRS or equivalent state or local Taxing authority.  For each Affiliation Year or Combined Year, Scripps Spinco shall have control of all Scripps Spinco Issues not otherwise settled by Scripps Spinco at the audit or appeals level of the IRS or equivalent state or local Taxing authority (“Scripps Spinco Unsettled Issues”).

(e)            To the extent any Scripps Issues could affect any Tax liability for which the Scripps Spinco Group may be responsible, Scripps Spinco shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or Adjustment, and Scripps shall not settle any such Scripps Issue without the consent of Scripps Spinco, such consent not to be unreasonably withheld, conditioned or delayed.  To the extent that any Scripps Spinco Issues could affect any Tax liability for which the Scripps Group may be responsible, Scripps shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or Adjustment, and Scripps Spinco shall not settle any such Scripps Spinco Issue without the consent of Scripps, such consent not to be unreasonably withheld, conditioned or delayed.

SECTION 8.04. Forum for Judicial Proceedings.

(a)            Prior to instituting legal proceedings with respect to a Scripps Spinco Unsettled Issue, Scripps Spinco shall, at its sole cost and expense, unless Scripps agrees to waive the same, obtain an evaluation of the Scripps Spinco Unsettled Issues from an independent attorney experienced in the field of U.S. federal corporate income Taxation (or state or local Taxation, in the case of a Combined Return), who shall be selected jointly by the Parties and who, in the case of a listed or reportable transaction for U.S. federal income Tax Purposes, is not a disqualified Tax advisor within the meaning of Section 6664(d)(3)(B)(ii) of the Code. The evaluation shall state, for the Scripps Spinco Unsettled Issues on an issue by issue basis, whether, in the opinion of the attorney (which in the case of a listed transaction or reportable transaction for U.S. federal income Tax purposes does not constitute a disqualified Tax opinion as defined in Section 6664(d) of the Code) the filing position will more likely than not be sustained. Any discussions with respect to the evaluation shall be held with both Scripps and Scripps Spinco jointly, and such attorney shall send a copy of the evaluation (including any drafts thereof) to both such Parties simultaneously.
(b)            If the evaluation discloses any Scripps Spinco Unsettled Issues which do not fully meet the aforementioned standards as applicable, Scripps Spinco shall be obligated to settle such issues with the IRS or equivalent state or local authority at its own cost and expense within a reasonable period of time after receipt of the evaluation.  In any case where judicial proceedings are instituted, with respect to an Affiliation Year or Combined Year, Scripps shall be entitled to select the forum for such judicial proceedings, unless such proceedings involve Scripps Spinco Unsettled Issues or issues that could affect any Tax liability for which the Scripps Spinco Group may be responsible.  If Scripps Spinco Unsettled Issues or issues that could affect any Tax liability for which the Scripps Spinco Group may be responsible are involved, Scripps Spinco shall be entitled to participate in the selection of the forum for judicial proceedings.  Each Party shall bear the costs of litigation in respect of its own issues.

(c)            Prior to instituting legal proceedings with respect to a Scripps Unsettled Issue, Scripps shall, at its sole cost and expense, unless Scripps Spinco agrees to waive the same, obtain an evaluation of the Scripps Unsettled Issues from an independent attorney experienced in the field of U.S. federal corporate income Taxation (or state or local Taxation, in the case of a Combined Return), who shall be selected jointly by the Parties and who, in the case of a listed or reportable transaction for U.S. federal income Tax Purposes, is not a disqualified Tax advisor within the meaning of Section 6664(d)(3)(B)(ii) of the Code. The evaluation shall state, for the Scripps Unsettled Issues on an issue by issue basis, whether, in the opinion of the attorney (which in the case of a listed transaction or reportable transaction for U.S. federal income Tax purposes does not constitute a disqualified Tax opinion as defined in Section 6664(d) of the Code) the filing position will more likely than not be sustained. Any discussions with respect to the evaluation shall be held with both Scripps and Scripps Spinco jointly, and such attorney shall send a copy of the evaluation (including any drafts thereof) to both such Parties simultaneously.

(d)            If the evaluation discloses any Scripps Unsettled Issues which do not fully meet the aforementioned standards as applicable, Scripps shall be obligated to settle such issues with the IRS or equivalent state or local authority at its own cost and expense within a reasonable period of time after receipt of the evaluation.  Scripps shall be entitled to select the forum for such judicial proceedings, unless such proceedings involve Scripps Spinco Unsettled Issues or issues that could affect any Tax liability for which the Scripps Spinco Group may be responsible.  If Scripps Unsettled Issues or issues that could affect any Tax liability for which the Scripps Spinco Group may be responsible are involved, Scripps Spinco shall be entitled to participate in the selection of the forum for judicial proceedings.  Each Party shall bear the costs of litigation in respect of its own issues.

ARTICLE IX
PAYMENTS

SECTION 9.01. Reporting of Indemnity Payments, Etc.  Any Tax indemnity payments hereunder shall, unless otherwise required by law, be reported for Tax purposes by the payer and the recipient as a cash capital contribution by Scripps or a cash distribution by Scripps Spinco, as the case may be, immediately before the Distribution.  If, notwithstanding such reporting, such payment results in additional taxable income to the recipient, such payments shall be increased such that the amount that the recipient receives (net of Taxes) shall equal the amount of the payment that it would otherwise be entitled to receive pursuant to this Agreement.
SECTION 9.02. Interest on Late Payments.  If any payments hereunder are not made when due, interest shall accrue on the unpaid amount at the underpayment rate for large corporate underpayments, in effect from time to time under Section 6621 of the Code, while such amount is outstanding.

ARTICLE X
TAX RETURNS

SECTION 10.01. Cooperation and Furnishing of Tax Return Information.

(a)            Cooperation.  Scripps and Scripps Spinco each agree to cooperate fully in connection with the preparation of any Tax Return relating to any Affiliation Year or Combined Year and the resolution of any related Tax audits, proceedings or disputes.

(b)            Tax Return Information.  For purposes of the preparation by Scripps of Tax Returns for the taxable years beginning on January 1, 2014 and January 1, 2015, respectively, on or prior to such date(s) as specified by Scripps, Scripps Spinco shall provide Scripps with Tax information for all members of the Scripps Spinco Group (and for all members of each Scripps Spinco Combined Group), including but not limited to, schedule(s) showing the items of income, gain, loss, deduction and Credit (including items relating to Foreign Attributes) with respect to such taxable year and complete work papers together with such other information as Scripps may reasonably request.  The information provided by Scripps Spinco shall be consistent with any similar information provided by Scripps Spinco to Scripps for prior taxable years.

(c)            Scripps Spinco Disclosures.  With respect to all Affiliated Years or Combined Years, Scripps Spinco represents that it has provided, and agrees to promptly provide, to Scripps complete and accurate information that Scripps requests to satisfy all applicable U.S. federal, state and local, and non-U.S. disclosure and reporting requirements in respect of listed transactions, reportable transactions and other transactions that may be viewed as Tax-motivated, including, but not limited to, U.S. state expense disallowance information.  With respect to all Affiliated Years and Combined Years, Scripps Spinco also represents that it has provided, and agrees to promptly provide, to Scripps all documents and other information that is required or Scripps requests to satisfy the transfer pricing and other documentation requirements set forth in Sections 482 and 6662 of the Code and the Treasury Regulations thereunder or otherwise (including analogous provisions under U.S. state and local or non-U.S. law), including but not limited to, principal documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(B), and to address any transfer pricing audit issue arising under Section 482 of the Code or otherwise, shall promptly provide to Scripps any documents and information it may request, including background documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(C).  Scripps Spinco further represents that it has provided, and agrees to promptly provide, to Scripps all internal and external tax opinions memoranda relating to the transactions and other matters addressed in this subsection (c).  If Scripps Spinco fails to timely satisfy the requirements of this subsection (c), it will indemnify, and hold Scripps and Scripps Affiliates harmless against, any Taxes, interest, penalties or additions to Tax arising therefrom.
(d)            Scripps Disclosures.  With respect to any taxable year ending on or prior to the Distribution Date, Scripps shall promptly provide to Scripps Spinco complete and accurate information that is required or Scripps Spinco requests to satisfy all applicable U.S. federal, state and local, and non-U.S. disclosure and reporting requirements in respect of listed transactions, reportable transactions and other transactions that may be viewed as Tax-motivated, including, but not limited to, U.S. state expense disallowance information.  With respect to any taxable year ending on or prior to the Distribution Date, Scripps shall promptly provide to Scripps Spinco all documents and other information that is required or Scripps Spinco requests to satisfy the transfer pricing and other documentation requirements set forth in Sections 482 and 6662 of the Code and the Treasury Regulations thereunder or otherwise (including analogous provisions under U.S. state and local or non-U.S. law), including but not limited to, principal documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(B), and to address any transfer pricing audit issue arising under Section 482 of the Code or otherwise, shall promptly provide to Scripps Spinco any documents and information it may request, including background documents as defined in Treasury Regulations Section 1.6662-6(d)(2)(iii)(C).  Scripps shall also promptly provide to Scripps Spinco all internal and external tax opinions memoranda relating to the transactions and other matters addressed in this subsection (d).  If Scripps fails to timely satisfy the requirements of this subsection (d), it will indemnify, and hold Scripps Spinco and Scripps Spinco Affiliates harmless against, any Taxes, interest, penalties or additions to Tax arising therefrom.

SECTION 10.02. Preparation of Tax Returns.

(a)            Preparation.  Scripps shall have sole authority for the preparation and filing of any Scripps Consolidated Return and any Scripps Combined Return.  With respect to any Scripps Consolidated Return or Scripps Combined Return for the taxable year beginning on January 1, 2014 or the taxable year beginning on January 1, 2015, Scripps shall afford Scripps Spinco a meaningful opportunity to review and comment on such returns, and shall consider such comments in good faith.  Any decisions with respect to the timing, filing, or content of any Scripps Consolidated Return or Scripps Combined Return shall be made by Scripps.

(b)            Elections.  Scripps Spinco and the appropriate members of the Scripps Spinco Group or a Scripps Spinco Combined Group shall make or give their consent to such elections or other matters relating to the Scripps Spinco Group or a Scripps Spinco Combined Group as Scripps determines is necessary or advisable in connection with the filing of any Scripps Consolidated Return or Scripps Combined Return.  Without the prior written consent of Scripps, no member of the Scripps Spinco Group may elect to be considered as not having been a member of the Scripps Group for U.S. federal income Tax purposes and no member of a Scripps Spinco Combined Group may elect to be considered as not having been a member of the Scripps Combined Group for U.S. state or local Tax purposes, for any taxable year of such member that begins before the Distribution Date.

ARTICLE XI
POST AFFILIATION YEARS AND POST COMBINED YEARS

SECTION 11.01. Returns.  Scripps Spinco shall not and shall not permit any of the Scripps Spinco Affiliates to (i) file or amend any Tax Return for the Post-Affiliation Year or a Post-Combined Year, in a manner that is inconsistent with the manner in which Scripps filed its Tax Returns in an Affiliation Year or a Combined Year or (ii) make any election for any Post Affiliation Year or Post Combined Year if such election would have the effect of binding or requiring conformity by any member of the Scripps Group (other than a member of the Scripps Spinco Group) or by any member of a Scripps Combined Group (other than a member of a Scripps Spinco Combined Group) for any Affiliation Year or Combined Year.
SECTION 11.02. Actions or Transactions.  Scripps Spinco shall be obligated to inform and disclose fully to Spinco any actions taken or transactions undertaken in a Post-Affiliation Year or a Post-Combined Year which can reasonably be expected to affect in any material way the Tax liability of the Spinco Group for any Affiliation Year or of the Scripps Combined Group for any Combined Year.

SECTION 11.03. Proposed Adjustments.  Scripps Spinco shall promptly notify Spinco and keep Spinco apprised of any proposed Adjustments which arise out of an audit or examination of a Post-Affiliation Year or Post-Combined Year Tax Return which could reasonably be expected to affect in any material way the Tax liability of the Scripps Group for any Affiliation Year or of the Scripps Combined Group for any Combined Year or which could reasonably result in treatment of items that is inconsistent with the manner in which Spinco filed its Tax Returns for such years.

ARTICLE XII
BOOKS AND RECORDS

SECTION 12.01. Retention Period.  Without limiting any of the provisions of this Agreement, each of the Parties agrees that it shall retain, until the expiration of the appropriate statutes of limitations (including any extensions) plus ninety (90) days, copies of any Tax Returns for any open periods during the Affiliation Years and Combined Return Years which might be subject to Adjustment under this Agreement, supporting work schedules and other books, records or information which may be relevant and that it will not destroy or otherwise dispose of such records without first providing the other Parties with a reasonable opportunity to review and copy the same.  Without limiting the foregoing, Scripps Spinco shall cooperate with Spinco in identifying such books, records or information and so retain or provide to Spinco such books, records or information as may be specified by Spinco in writing within 180 days after the Distribution Date.  Any information obtained pursuant to this Agreement, or any other information obtained by Spinco or Scripps Spinco relating to the Tax position of any Party shall be kept confidential by the Parties, except if otherwise required by a Taxing authority.

SECTION 12.02. Record Retention Policy.  Without limiting the foregoing, each of the Parties agrees that it shall retain copies of any books and records in its possession as required by any record retention agreement in effect from time to time, between Scripps and the IRS or any other Taxing authority.

SECTION 12.03. Tax Attributes.  Scripps Spinco shall maintain and provide to Scripps upon request information which will enable Scripps to determine, clarify or verify the adjusted book and Tax bases of the Scripps Spinco stock held by Scripps, Scripps Spinco’s assets, both tangible and intangible, including the stock of all directly and indirectly owned subsidiaries of Scripps Spinco which were members of the Scripps Spinco Group or a Scripps Spinco Combined Group at any time during Affiliation Years or Combined Years (but not any taxable year which does not affect an Affiliation Year or a Combined Year), and the adjusted book and Tax bases of all assets, both tangible and intangible, of such subsidiaries.  In addition, Scripps Spinco shall maintain and provide to Scripps upon request all relevant information for the determination of earnings and profits of any members of the Scripps Spinco Group, in accordance with applicable provisions of the Code and the Treasury Regulations thereunder.
SECTION 12.04. Apportionment of Earnings and Profits and Tax Attributes.  The Parties shall determine the portion, if any, of any earnings and profits, overall foreign loss, capitalized research and development expenditures or other consolidated, combined or unitary Tax attribute which shall be allocated or apportioned to the Scripps Spinco Group under applicable law.  In the event of a subsequent Adjustment to such allocations and apportionments, Scripps shall promptly notify Scripps Spinco in writing of such Adjustment.  For the absence of doubt, Scripps shall not be liable to Scripps Spinco or any member of the Scripps Spinco Group for any failure of any determination under this Section 12.04 to be accurate.

ARTICLE XIII
COMPENSATION AND EMPLOYEE BENEFITS

SECTION 13.01. General.  Except as provided in Section 13.02, for U.S. federal, applicable U.S. state and local income and other Tax purposes, all deductions in respect of compensation and employee benefits, whether on or before or after the Distribution Date, shall be allocated to either (i) Scripps (or its appropriate subsidiary), or (ii) Newco or Scripps Spinco (or their appropriate subsidiary), based on the entity which, directly or indirectly, provides (or is obligated to provide) the cash or other consideration to its employees, former employees or other service providers or any individual whose rights are derived from such individual’s relationship with such employee, former employee or service provider.

SECTION 13.02. Stock-Based Awards.  For U.S. federal, applicable U.S. state and local income and other Tax purposes, all deductions in respect of Scripps Options and Scripps Restricted Share Units, whether on or before or after the Distribution Date, shall be allocated as follows:

(a)            Deductions in respect of Scripps Options shall be allocated to Scripps.

(b)            Deductions in respect of Scripps Restricted Share Units shall be allocated to Scripps (whether such deductions relate to payments made in the form of Scripps Class A Common Shares, Newco Common Stock or cash).

SECTION 13.03. Reporting of Deductions.  Unless otherwise required by law, Scripps, Scripps Spinco and Newco shall for themselves and their appropriate subsidiaries compute their respective Tax liability and file all applicable Tax Returns in accordance with the allocations under Sections 13.01 and 13.02 above.  In the event that any deduction allocated under such Sections to an entity that paid the cash or other consideration is subsequently required by law to be reported by another entity for Tax purposes, Scripps, Scripps Spinco or Newco shall pay the entity to which the deduction was allocated under such Sections such amounts as are necessary to put such entity in the same position, on an after Tax basis, as it would have been if the allocation under such Sections had been respected.
SECTION 13.04. Employment Taxes and Tax Reporting.  To the extent that Scripps, Scripps Spinco, Newco or any of their subsidiaries is allocated a deduction for Tax purposes under Sections 13.01 and 13.02 above or otherwise, then subject to any obligations under the Employee Matters Agreement, the entity to which the deduction is allocated shall be solely responsible for satisfying any withholding and employment Tax liabilities and Tax reporting obligations in respect of the compensation that corresponds to such deduction, provided that if it is determined by such entity that it is not administratively practical to meet such liability and obligations, the affected parties shall apply an appropriate alternative approach.

ARTICLE XIV
NEWCO’S  OBLIGATIONS

SECTION 14.01. Newco’s Obligations.  On and after the Distribution Date, Newco shall be jointly and severally liable for all obligations of Scripps Spinco pursuant to this Agreement.

ARTICLE XV
PROTECTIVE SECTION 336(e) ELECTION

SECTION 15.01. Protective Section 336(e) Election.  Pursuant to Treasury Regulation Sections 1.336-2(h)(1)(i) and 1.336-2(j), Scripps and Scripps Spinco agree that Scripps shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder  (a “Section 336(e) Election”) for Scripps Spinco and each Scripps Spinco Affiliate that is a domestic corporation for U.S. federal income tax purposes with respect to the Scripps Newspaper Distribution (as defined in the Master Transaction Agreement).  It is intended that a Section 336(e) Election will have no effect unless the Scripps Newspaper Distribution is a “qualified stock disposition,” as defined in Treasury Regulation Section 1.336-1(b)(6), either because (a) the Scripps Newspaper Distribution is not a transaction described in Treasury Regulations Section 1.336-1(b)(5)(i)(B) or (b) Treasury Regulation Section 1.336-1(b)(5)(ii) applies to the Scripps Newspaper Distribution.

SECTION 15.02. Protective Section 336(e) Election Indemnification.  Newco and/or Scripps Spinco shall pay to Scripps, on an annual basis, payments in an amount equal to the actual Tax savings to Newco, Scripps Spinco and the Scripps Spinco Affiliates arising from the step-up in Tax basis resulting from the Section 336(e) Election, determined using a “with and without” methodology (treating any deductions or amortization attributable to the step-up in Tax basis resulting from the Section 336(e) Election as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryforwards), and less a reasonable charge for administrative expenses necessary to secure the Tax savings.

ARTICLE XVI
MISCELLANEOUS

SECTION 16.01. Notices.  All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the Parties at the following addresses or facsimile numbers:
If to Scripps or any member of the Scripps Group, to:

The E.W. Scripps Company
312 Walnut Street
Cincinnati, Ohio 45202

Facsimile:	(513) 977-3090

Attention:	Tax Department
William Appleton, Senior Vice President and General Counsel

with a copy to:

Baker & Hostetler LLP
1050 Connecticut Ave. NW, Suite 1100
Washington DC, 20036

Attention:	Jeffrey H. Paravano

Facsimile:	(202) 861-1770

If to Scripps Spinco or any member of the Scripps Spinco Group, to:

Desk Spinco, Inc.
312 Walnut Street
Cincinnati, Ohio 45202

Facsimile:	(513) 977-3042

Attention:	William Appleton, Senior Vice President and General Counsel

with a copy to:

Baker & Hostetler LLP
1050 Connecticut Ave. NW, Suite 1100
Washington DC, 20036

Attention:	Jeffrey H. Paravano

Facsimile:	(202) 861-1770

If to Newco, to:

Boat NP Newco, Inc.
333 West State Street
Milwaukee, Wisconsin 53203

Attention:	Steven J. Smith
Chief Executive Officer

Facsimile:	(414) 224-2469

with a copy to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306

Attention:	Benjamin F. Garmer III
Russell E. Ryba

Facsimile:	(414) 297-4900
All such notices, requests and other communications will (i) if delivered personally to the address as provided in this section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this section, be deemed given upon receipt and (iii) if delivered by mail in the manner described above to the address as provided in this section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this section).  Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

SECTION 16.02. Complete Agreement; Representations.

(a)            This Agreement, together with any exhibits and schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.  Notwithstanding any other provision of this Agreement to the contrary, neither Article II nor Article III shall apply to any Affiliation Year or Combined Year ending on or before December 31, 2013, except (i) to the extent that items of loss, deduction, or Credits are carried back (or are treated as being carried back for purposes of the definition of “Adjusted Separate Scripps Spinco Group Federal Tax Liability”) into an Affiliation Year ending on or before December 31, 2013 from an Affiliation Year ending after December 31, 2013, or (ii) to the extent that an Adjustment occurs for an Affiliation Year or Combined Year ending on or before December 31, 2013

(b)            Scripps represents on behalf of itself and each other member of the Scripps Group and Scripps Spinco represents on behalf of itself and each other member of the Scripps Spinco Group as follows:

(i)            each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement to which it is a Party and to consummate the transactions contemplated by this Agreement; and

(ii)            this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof (assuming the due execution and delivery thereof by the other Party) except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and by general equitable principles.
SECTION 16.03. Amendment, Modification, or Waiver.

(a)            This Agreement may be amended, supplemented, modified or superseded only by a written instrument signed by duly authorized signatories of the Parties.

(b)            Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

SECTION 16.04. Severability.  If any provision of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

SECTION 16.05. No Double Recovery.  No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages or other amounts for which the injured Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity.  Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

SECTION 16.06. Costs and Expenses.

(a)            Scripps Services.  Scripps shall provide services in connection with this Agreement, including but not limited to, those services relating to the preparation of returns and determination of the Tax liability of Scripps Spinco as described in this Agreement.  Scripps Spinco shall pay Scripps compensation or fees for such services with respect to 2014 Taxable Year and 2015 Taxable Year in accordance with the allocation of corporate overhead for the 2014 Taxable Year and the period for the 2015 Taxable Year prior to the Distribution, respectively.

(b)            Other Expenses.  Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses incurred pursuant to this Agreement, including, but not limited to, reasonable attorneys’ fees, accountant fees and other related professional fees and disbursements.

SECTION 16.07. No Assignment; Binding Effect; No Third-Party Beneficiaries.

(a)            Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and assigns.

(b)            Except for provisions relating to Affiliates, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
(c)            Notwithstanding anything herein to the contrary, unless the context indicates otherwise, if an obligation is imposed on Scripps or Scripps Spinco hereunder it shall cause any Person that directly or indirectly controls or is controlled by it to comply therewith to the extent reasonably necessary to carry out such obligation.  “Control” for these purposes shall have the same meaning as that set forth under the definition of “Affiliate”.

SECTION 16.08. Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

SECTION 16.09. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 16.10. Governing Law.  This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

SECTION 16.11. Disputes.

(a)            Except with respect to injunctive relief described below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall attempt to be settled first, by good faith efforts of the Parties to reach mutual agreement, and second, if mutual agreement is not reached to resolve the dispute, by final, binding arbitration as set out below.

(b)            A Party that wishes to initiate the dispute resolution process shall send written notice to the other Parties, in accordance with this Section 16.11, with a summary of the controversy and a request to initiate these dispute resolution procedures.  Each Party shall appoint a knowledgeable, responsible representative who has the authority to settle the dispute, to meet and to negotiate in good faith to resolve the dispute.  The discussions shall be left to the discretion of the representatives who may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations.  Discussions and correspondence among the representatives for purposes of these negotiations (i) shall be treated as confidential Information developed for purposes of settlement, (ii) shall be exempt from discovery and production and (iii) shall not be admissible in the arbitration described below or in any lawsuit pursuant to Rule 408 of the Federal Rules of Evidence.  Documents identified in or provided with such communications that are not prepared for purposes of the negotiations are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit.  The Parties agree to pursue resolution under this subsection for a minimum of 30 calendar days before requesting arbitration.
(c)            If the dispute is not resolved under the preceding subsection within 30 calendar days of the initial written notice, any Party may demand arbitration by sending written notice to the other Parties.  The Parties shall promptly submit the dispute to the American Arbitration Association for resolution by a single neutral arbitrator acceptable to all the Parties, as selected under the rules of the American Arbitration Association.  The dispute shall then be administered according to the American Arbitration Association’s Commercial Arbitration Rules, with the following modifications: (i) the arbitration shall be held in a location mutually acceptable to the Parties, and, if the Parties do not agree, the location shall be Cincinnati, Ohio; (ii) the arbitrator shall be licensed to practice law; (iii) the arbitrator shall conduct the arbitration as if it were a bench trial and shall use, apply and enforce the Federal Rules of Evidence and Federal Rules of Civil Procedure; (iv) except for breaches related to confidential Information, the arbitrator shall have no power or authority to make any award that provides for consequential, punitive or exemplary damages or extend the term hereof; (v) the arbitrator shall control the scheduling so that the hearing is completed no later than 30 calendar days after the date of the demand for arbitration; and (vi) the arbitrator’s decision shall be given within five calendar days thereafter in summary form that states the award, without written decision, which decision shall follow the plain meaning of this Agreement, and in the event of any ambiguity, the intent of the Parties.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction over the Parties.  Each Party to the dispute shall bear its own expenses arising out of the arbitration, except that the Parties shall share the expenses of the facilities to conduct the arbitration and the fees of the arbitrator equally.

(d)            The foregoing notwithstanding, each Party shall have the right to seek injunctive relief in an applicable court of law or equity to preserve the status quo pending resolution of the dispute and enforce any decision relating to the resolution of the dispute.

(e)            Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 16.11 shall not be applicable to any disagreement between the Parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the Parties.

[signature page follows]
IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first above written.

THE E.W. SCRIPPS COMPANY

By:	/s/ Richard A. Boehne
Richard A. Boehne, President and Chief Executive Officer

DESK SPINCO, INC.

By:	/s/ Richard A. Boehne
Richard A. Boehne, Chief Executive Officer

BOAT NP NEWCO, INC.

By:	/s/ Steven J. Smith
Steven J. Smith, Chief Executive Officer